Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC

ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 33-76878, No. 33-76884, No. 33-76882, No. 333-25595, No. 333-88655, No. 333-75003, No. 333-30030, No. 333-55812, and No. 333-85526) and Form S-3 (No. 333-115767) of BankUnited Financial Corporation of our report dated December 12, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Form 10-K as amended by this Form 10-K/A.

/s/ PricewaterhouseCoopers, LLP

Miami, Florida

December 12, 2005